National General Holdings Corp. Reports First Quarter 2016 Results

NEW YORK, May 2, 2016 (GLOBE NEWSWIRE) - National General Holdings Corp. (NASDAQ:NGHC) today reported first quarter 2016 operating earnings(1) of $53.7 million or $0.50 per diluted share, compared to $43.0 million or $0.45 per diluted share in the first quarter of 2015. Net income was $52.7 million or $0.49 per diluted share, compared to $41.7 million or $0.43 per diluted share in the first quarter of 2015.

First Quarter 2016 Highlights Versus First Quarter 2015*

•
Net written premium grew $233.2 million or 45.6% to $744.6 million, driven by added premiums from the National General Lender Services (formerly QBE Lender-Placed Insurance) and Assurant Health transactions which closed on October 1, 2015, the addition of ARS premium volume which is now written on National General paper beginning this quarter, underlying organic growth within our P&C business, and continued expansion of our A&H segment.

•
The overall combined ratio was 91.3% compared to 91.2% in the prior year's quarter, excluding non-cash amortization of intangible assets and impairment of goodwill. P&C underwriting profitability improved, with the combined ratio declining to 91.0% from 91.5%, while the A&H segment reported an increase in the combined ratio to 93.1% from 87.0% in the prior year’s quarter, but contributed meaningful profit to the quarter’s results as the segment has experienced substantial growth.

•
Total revenues grew by $259.1 million or 50.1% to $776.0 million, driven by the aforementioned premium growth, service and fee income growth of $34.3 million or 54.7% (including Attorney-in-Fact management fees of $9.6 million), and net investment income growth of $7.6 million or 53.6%, partially offset by a $2.9 million decline in ceding commission income.

•
Shareholders' equity was $1.56 billion and fully diluted book value per share was $12.34 at March 31, 2016, growth of 23.7% and 12.6%, respectively, from March 31, 2015. Annualized operating return on average equity (ROE) was 16.3% for the first quarter of 2016.

•
First quarter 2016 operating earnings exclude the following items, net of tax: $3.7 million or $0.03 per share of non-cash amortization of intangible assets, $2.4 million or $0.02 per share of realized investment gains, $0.4 million or less than $0.01 per share of foreign exchange gains, and $0.1 million or less than $0.01 per share of equity in losses of unconsolidated subsidiaries (other than LSC Entities and Real Estate investments).

•	First quarter 2016 operating earnings include approximately $5.0 million or $0.03 per share of losses related to hail storms that occurred in Dallas, Texas in late March 2016.

On April 27, National General announced with deep sadness the passing of Michael Karfunkel, who founded National General in 2009 and served as Chairman and Chief Executive Officer. His extraordinary leadership and passionate commitment will be remembered by those who were fortunate to work with him. The Board of Directors has appointed Barry Karfunkel, National General's President, to serve as Chief Executive Officer. The Board is confident in Barry’s ability to work cohesively with the Company’s senior management team to ensure the continuity of National General's strategic plan. Barry has been part of the management team at National General since its founding, and during that time worked closely with Michael to craft and execute the Company’s strategic vision.

*NOTE: Unless specified otherwise, discussion of our first quarter 2016 and 2015 results do not include financial results from the Reciprocal Exchanges, which are presented within our consolidated financial results within this release but are not included in net income available to NGHC common stockholders. Attorney-in-Fact management fees referenced within this release are eliminated in consolidated financial results.

Overview of First Quarter 2016 as Compared to First Quarter 2015

Gross written premium grew 39.3% to $816.2 million, net written premium grew 45.6% to $744.6 million, and net earned premium grew 49.8% to $654.9 million. Premium growth was driven by several key factors: underlying organic growth within our P&C business, continued expansion of our A&H segment, additional premiums from the National General Lender Services (formerly QBE Lender-Placed Insurance) and Assurant Health acquisitions which closed on October 1, 2015, and added premium volume from Assigned Risk Solutions (ARS), which we began writing on National General paper during the quarter.

Ceding commission income was a loss of $1.9 million reflecting a sliding scale adjustment related to third-party quota share which was terminated in 2013. Service and fee income grew 54.7% to $96.9 million, driven by added service and fee income from recently completed acquisitions, underlying growth within our A&H segment, and growth in management fees related to the Attorneys-in-Fact that manage the Reciprocal Exchanges (which were $9.6 million in the first quarter of 2016 compared to $8.6 million in the prior year’s quarter).

Excluding non-cash amortization of intangible assets and impairment of goodwill, the combined ratio was 91.3% with a loss ratio of 62.5% and an expense ratio of 28.8%, compared to a prior year combined ratio of 91.2% with a loss ratio of 63.7% and an expense ratio of 27.5%. The P&C segment reported an improved combined ratio, while the A&H segment reported an increase in the combined ratio from the prior year’s quarter.

Underwriting results detailed by each of our business segments are as follows:

•
Property & Casualty - Gross written premium grew by 29.6% to $661.3 million, net written premium grew by 35.2% to $600.8 million, and net earned premium grew by 36.4% to $554.0 million. P&C premium growth was driven by several key factors: underlying organic growth of approximately 5.1%, the addition of $112.0 million of net written premium from the National General Lender Services acquisition, and the addition of $22.0 million of net written premium from ARS, which we began writing on National General paper during the first quarter. Ceding commission income was a loss of $2.3 million compared to $0.8 million of income in the prior year's quarter, with the current quarter reflecting a sliding scale adjustment related to our terminated third-party quota share. Service and fee income grew 40.4% to $63.5 million, driven by increased premium volume in the quarter, the addition of service and fee income from acquisitions completed during the past year (including ARS and National General Lender Services), and $9.6 million of fees earned by the Attorneys-in-Fact that manage the Reciprocal Exchanges, compared to $8.6 million in the prior year’s quarter. Excluding non-cash amortization of intangible assets and impairment of goodwill, the combined ratio was 91.0% with a loss ratio of 60.0% and an expense ratio of 30.9%, versus a prior year combined ratio of 91.5% with a loss ratio of 63.7% and an expense ratio of 27.8%. The improved loss ratio was driven primarily by business mix changes, partially offset by losses of approximately $5.0 million related to hail storms that occurred in Dallas, Texas in late March 2016. The increase in the expense ratio is the result of business mix changes, in particular the higher expense ratio which is typical within the lender placed business.

•
Accident & Health - Gross written premium grew to $154.9 million, net written premium grew to $143.8 million, and net earned premium grew to $100.9 million, from $75.4 million, $67.1 million, and $31.2 million, respectively, in the prior year's quarter. A&H premium growth was driven by the addition of $50.9 million of net written premium from the Assurant Health acquisition, as well as continued growth from both our domestic and international businesses, with $26.3 million in net written premium at our U.S. underwriting subsidiaries compared to $13.0 million in the prior year’s quarter, and $66.7 million of premium from EuroAccident (our Swedish group life and health MGA) compared to $54.1 million in the prior year’s quarter. Service and fee income grew to $33.5 million from $17.4 million in the prior year’s quarter, driven by the addition of service and fee income from the Assurant Health acquisition, and strong growth at VelaPoint (our call center general agency) and TABS (our domestic stop loss business). Excluding non-cash amortization of intangible assets and impairment of goodwill, the combined ratio was 93.1% with a loss ratio of 75.7% and an expense ratio of 17.4%, versus a prior year combined ratio of 87.0% with a loss ratio of 64.5% and an expense ratio of 22.5%. The increased loss ratio reflects a higher level of losses within the small group self-funded product, as well as a higher proportion of this product following the closing of the Assurant Health transaction, while the reduced expense ratio reflects the continued maturation of the A&H business coupled with increased service and fee income.

•
Reciprocal Exchanges - Results for the Reciprocal Exchanges are not included in net income available to NGHC common stockholders. Gross written premium was $68.3 million, net written premium was $34.2 million, and net earned premium was $35.2 million. Excluding non-cash amortization of intangible assets, the combined ratio was 80.2% with a loss ratio of 60.4% and an expense ratio of 19.8%.

Investment income grew 53.6% to $21.7 million, reflecting an increase in the size of our investment portfolio as compared to the prior year’s quarter. First quarter 2016 results included $3.6 million of net realized investment gains compared with a gain of $1.5 million in the first quarter of 2015. The first quarter included no other than temporary impairment losses versus OTTI losses of $1.0 million in the prior year’s quarter. Total investments and cash equivalents were $2.8 billion as of March 31, 2016. Accumulated other comprehensive income (AOCI) increased to $4.5 million at March 31, 2016 from $(19.4) million at December 31, 2015.

Other revenue was $0.7 million in the first quarter of 2016 compared to $1.2 million in the prior year’s quarter, with the current quarter driven by a $0.6 million foreign exchange gain from currency fluctuations within our European subsidiaries.

Interest expense was $9.1 million, up from $5.4 million in the prior year’s quarter due to an increased amount of debt on our balance sheet. Debt was $446.2 million at March 31, 2016, up from $255.0 million at March 31, 2015 as a result of our August 2015 issuance of $100 million of subordinated notes and our October 2015 issuance of $100 million of senior unsecured notes.

Equity in earnings of unconsolidated subsidiaries (predominantly our investment in Life Settlement Entities and Real Estate investments) was a $6.7 million gain in the first quarter of 2016 versus a $5.0 million gain in the prior year's quarter, reflecting fair value adjustments on life settlement contracts and income from our real estate investments.

The first quarter 2016 provision for income taxes was $18.1 million and the effective tax rate for the quarter was 26.5%. Included in the first quarter 2016 provision for income taxes was a $1.8 million benefit attributable to a reduction of the deferred tax liability associated with the equalization reserves of our Luxembourg Reinsurance Company (LRC) subsidiaries. Excluding this benefit, the adjusted 2016 first quarter effective tax rate was 29.2%. As of March 31, 2016, the remaining DTL associated with our LRC subsidiaries was $12.0 million.

National General Holding Corp.'s shareholders' equity was $1.56 billion at March 31, 2016, growth of 23.7% from $1.26 billion at March 31, 2015. Fully diluted book value per share was $12.34 at March 31, 2016, growth of 12.6% from $10.96 at March 31, 2015. Annualized operating return on average equity (ROE) was 16.3% for the first quarter 2016.

Additional Items

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Century-National Insurance Company Acquisition - On January 25, 2016 we announced an agreement to acquire Century-National Insurance Company (CNIC), a California based property and casualty underwriter. The purchase price for the transaction is currently expected to be approximately $315 million, based on September 30, 2015 results, with the actual purchase price calculated based upon financial position at closing. The estimated purchase price equates to a $50 million premium to tangible book value, and includes an upfront cash payment of approximately $140 million with the remaining balance deferred over two years. The transaction is expected to close in the second quarter of 2016, subject to customary closing conditions and regulatory approvals.

•
New Credit Agreement - On January 25, 2016, we entered into a $225 million revolving credit facility with a letter of credit sub-limit of $25 million and an expansion feature not to exceed $50 million. The New Credit Agreement has a maturity date of January 25, 2020, and replaces our previous $135 million credit agreement.

•
Standard Mutual Insurance Company Acquisition - On January 27, 2016 we announced that we had entered into a definitive agreement, pending regulatory and policyholder approval, to acquire Standard Mutual Insurance Company (SMIC), an Illinois based property and casualty underwriter, following the completion of the conversion of SMIC to a stock company from a mutual company. The transaction is expected to close in the second or third quarter of 2016, subject to customary closing conditions and regulatory approvals.

Conference Call

On Tuesday, May 3, 2016 at 11:00 AM ET Chief Financial Officer Mike Weiner will review results and discuss business conditions via a conference call that may be accessed as follows:

Toll-Free U.S. Dial-in:         888-267-2860
International Dial-in:         973-413-6102
Conference Entry Code:     445263
Webcast Registration:         http://ir.nationalgeneral.com/events.cfm

A replay of the conference call will be accessible from 2:00 PM ET on Tuesday, May 3, 2016 to 11:59 PM ET on Tuesday, May 17, 2016 by dialing either 800-332-6854 (toll-free) within the U.S. or 973-528-0005 outside the U.S. and entering passcode 445263. In addition, a replay of the webcast can also be retrieved at
http://ir.nationalgeneral.com/events.cfm.

About National General Holdings Corp.

National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, supplemental health, and other niche insurance products.

Forward Looking Statements

This news release contains "forward-looking statements" that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company's current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements can generally be identified by the use of forward-looking terminology, such as "may," "will," "plan," "expect," "project," "intend," "estimate," "anticipate" and "believe" or their variations or similar terminology. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, estimates of the fair value of life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected is contained in the Company's filings with the Securities and Exchange Commission.

Income Statement - First Quarter
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2016				2015
	NGHC	Reciprocal Exchanges	Consolidated		NGHC	Reciprocal Exchanges	Consolidated
Revenues:
Gross written premium	$816,194	$68,322	$883,626	(A)	$585,808	$61,237	$643,455	(H)
Ceded premiums (related parties $408, $890, $408 for 2016; $348, $3,590, $348 for 2015)	(71,607)	(34,121)	(104,838)	(B)	(74,420)	(42,600)	(113,430)	(I)
Net written premium	744,587	34,201	778,788		511,388	18,637	530,025
Net earned premium	654,920	35,168	690,088		437,269	41,896	479,165

Ceding commission income/(loss)	(1,895)	17,324	15,429		1,053	4,027	5,080
Service and fee income	96,944	2,611	89,965	(C)	62,653	795	54,870	(J)
Net investment income	21,670	2,172	23,842		14,109	2,039	16,148
Net realized gain/(loss) on investments	3,617	(1,440)	2,177		1,510	693	2,203
Other than temporary impairment loss	—	—	—		(1,016)	—	(1,016)
Other revenue	701	—	701		1,245	—	1,245
Total revenues	$775,957	$55,835	$822,202	(D)	$516,823	$49,450	$557,695	(K)

Expenses:
Loss and loss adjustment expense	$409,050	$21,249	$430,299		$278,682	$28,004	$306,686
Acquisition costs and other underwriting expenses	112,899	12,287	125,158	(E)	86,629	3,261	89,885	(L)
General and administrative expenses	176,627	14,640	181,705	(F)	99,876	14,384	105,687	(M)
Interest expense	9,141	2,052	11,193		5,383	3,697	9,080
Total expenses	$707,717	$50,228	$748,355	(G)	$470,570	$49,346	$511,338	(N)

Income before provision/(benefit) for income taxes and equity in earnings (losses) of unconsolidated subsidiaries	$68,240	$5,607	$73,847		$46,253	$104	$46,357
Provision/(benefit) for income taxes	18,083	(301)	17,782		8,419	(32)	8,387
Income before equity in earnings (losses) of unconsolidated subsidiaries	50,157	5,908	56,065		37,834	136	37,970
Equity in earnings (losses) of unconsolidated subsidiaries	6,682	—	6,682		4,958	—	4,958
Net income before non-controlling interest and dividends on preferred shares	56,839	5,908	62,747		42,792	136	42,928
Less: net income attributable to non-controlling interest	12	5,908	5,920		24	136	160
Net income before dividends on preferred shares	56,827	—	56,827		42,768	—	42,768
Less: dividends on preferred shares	4,125	—	4,125		1,031	—	1,031
Net income available to common stockholders	$52,702	$—	$52,702		$41,737	$—	$41,737

NOTE: Consolidated column includes eliminations as follows: (A) $(890), (B) $890, (C) $(9,590), (D) $(9,590), (E) $(28), (F) $(9,562), (G) $(9,590), (H) $(3,590), (I) $3,590, (J) $(8,578), (K) $(8,578), (L) $(5), (M) $(8,573), and (N) $(8,578).

Earnings and Per Share Data
$ in thousands, except shares and per share data
(Unaudited)

	Three Months Ended March 31,
	2016	2015
Net income available to common stockholders	$52,702	$41,737
Basic net income per common share	$0.50	$0.45
Diluted net income per common share	$0.49	$0.43

Operating earnings attributable to NGHC(1)	$53,734	$43,017
Basic operating earnings per common share(1)	$0.51	$0.46
Diluted operating earnings per common share(1)	$0.50	$0.45

Dividends declared per common share	$0.03	$0.02

Weighted average number of basic shares outstanding	105,597,594	93,454,236
Weighted average number of diluted shares outstanding	108,266,508	96,087,952
Shares outstanding, end of period	105,714,916	93,495,258
Fully diluted shares outstanding, end of period	108,383,830	96,128,974

Book value per share	$12.65	$11.27
Fully diluted book value per share	$12.34	$10.96

Reconciliation of Net Income to Operating Earnings (Non-GAAP)
$ in thousands, except per share data
(Unaudited)

	Three Months Ended March 31,
	2016	2015

Net income available to common stockholders	$52,702	$41,737
Add (subtract) net of tax:
Net realized (gain)/loss on investments	(2,351)	(982)
Other than temporary impairment losses	—	661
Foreign exchange (gain)/loss	(403)	(277)
Equity in (earnings)/losses of unconsolidated subsidiaries (other than LSC Entities and Real Estate investments)	104	104
Non-cash amortization of intangible assets	3,682	1,774
Non-cash impairment of goodwill	—	—
Operating earnings attributable to NGHC (1)	$53,734	$43,017

Operating earnings per common share:
Basic operating earnings per common share	$0.51	$0.46
Diluted operating earnings per common share	$0.50	$0.45

Balance Sheet
$ in thousands
(Unaudited)

	March 31, 2016 (unaudited)				December 31, 2015 (audited)
ASSETS	NGHC	Reciprocal Exchanges	Consolidated		NGHC	Reciprocal Exchanges	Consolidated
Total investments	$2,538,144	$255,601	$2,738,662	(A)	$2,425,168	$242,542	$2,667,710
Cash and cash equivalents	272,076	2,673	274,749		273,884	8,393	282,277
Premiums and other receivables, net (2)	834,385	52,922	886,417	(B)	702,439	56,194	758,633
Reinsurance recoverable on unpaid losses (3)	794,485	43,401	837,886		794,091	39,085	833,176
Intangible assets, net	338,466	4,710	343,176		344,073	4,825	348,898
Goodwill	119,553	—	119,553		112,414	—	112,414
Other	478,930	101,506	580,436		459,619	100,665	560,284
Total assets	$5,376,039	$460,813	$5,780,879	(C)	$5,111,688	$451,704	$5,563,392
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Unpaid loss and loss adjustment expense reserves	$1,646,440	$137,093	$1,783,533		$1,623,232	$132,392	$1,755,624
Unearned premiums	1,144,830	143,194	1,288,024		1,046,313	146,186	1,192,499
Reinsurance payable (4)	71,370	11,982	82,462	(D)	54,815	14,357	69,172
Accounts payable and accrued expenses (5)	298,305	16,400	305,277	(E)	265,057	19,845	284,902
Notes payable (6)	446,244	45,655	446,244	(F)	446,061	45,476	491,537
Other	211,336	72,764	284,100		162,189	70,829	233,018
Total liabilities	$3,818,525	$427,088	$4,189,640	(G)	$3,597,667	$429,085	4,026,752
Stockholders’ equity:
Common stock (7)	$1,057	$—	$1,057		$1,056	$—	$1,056
Preferred stock (8)	220,000	—	220,000		220,000	—	220,000
Additional paid-in capital	870,116	—	870,116		900,114	—	900,114
Accumulated other comprehensive income/(loss)	4,534	—	4,534		(19,414)	—	(19,414)
Retained earnings	461,574	—	461,574		412,044	—	412,044
Total National General Holdings Corp. stockholders' equity	1,557,281	—	1,557,281		1,513,800	—	1,513,800
Non-controlling interest	233	33,725	33,958		221	22,619	22,840
Total stockholders’ equity	1,557,514	33,725	1,591,239		1,514,021	22,619	1,536,640
Total liabilities and stockholders’ equity	$5,376,039	$460,813	$5,780,879	(H)	$5,111,688	$451,704	$5,563,392

NOTE: Consolidated column includes eliminations as follows: (A) $(55,083), (B) $(890), (C) $(55,973) , (D) $(890), (E) $(9,428), (F) $(45,655), (G) $(55,973), and (H) $(55,973)

Segment Information - First Quarter
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2016				2015
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC	Reciprocal Exchanges
Gross written premium	$661,337	$154,857	$816,194	$68,322	$510,451	$75,357	$585,808	$61,237
Net written premium	600,774	143,813	744,587	34,201	444,260	67,128	511,388	18,637
Net earned premium	554,048	100,872	654,920	35,168	406,094	31,175	437,269	41,896

Ceding commission income/(loss)	(2,264)	369	(1,895)	17,324	771	282	1,053	4,027
Service and fee income	63,488	33,456	96,944	2,611	45,234	17,419	62,653	795
Total underwriting revenue	615,272	134,697	749,969	55,103	452,099	48,876	500,975	46,718

Loss and loss adjustment expense	332,659	76,391	409,050	21,249	258,579	20,103	278,682	28,004
Acquisition costs and other	91,659	21,240	112,899	12,287	75,337	11,292	86,629	3,261
General and administrative	144,694	31,933	176,627	14,640	85,729	14,147	99,876	14,384
Total underwriting expenses	569,012	129,564	698,576	48,176	419,645	45,542	465,187	45,649

Underwriting income/(loss)	46,260	5,133	51,393	6,927	32,454	3,334	35,788	1,069
Non-cash impairment of goodwill	—	—	—	—	—	—	—	—
Non-cash amortization of intangible assets	3,847	1,817	5,664	35	2,019	710	2,729	2,252
Underwriting income/(loss) before amortization and impairment	$50,107	$6,950	$57,057	$6,962	$34,473	$4,044	$38,517	$3,321

Underwriting ratios
Loss and loss adjustment expense ratio (9)	60.0%	75.7%	62.5%	60.4%	63.7%	64.5%	63.7%	66.8%
Operating expense ratio (Non-GAAP) (10,11)	31.6%	19.2%	29.7%	19.9%	28.3%	24.8%	28.1%	30.6%
Combined ratio (Non-GAAP) (10,12)	91.7%	94.9%	92.2%	80.3%	92.0%	89.3%	91.8%	97.4%

Underwriting ratios (before amortization and impairment)
Loss and loss adjustment expense ratio (9)	60.0%	75.7%	62.5%	60.4%	63.7%	64.5%	63.7%	66.8%
Operating expense ratio (Non-GAAP) (10,13)	30.9%	17.4%	28.8%	19.8%	27.8%	22.5%	27.5%	25.2%
Combined ratio (Non-GAAP) (10,12)	91.0%	93.1%	91.3%	80.2%	91.5%	87.0%	91.2%	92.1%

NOTE: Loss and loss adjustment expense ratio and operating expense ratio may not sum to combined ratio due to rounding.

Reconciliation of Operating Expense Ratio (Non-GAAP)
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	2016				2015
	P&C	A&H	NGHC	Reciprocal Exchanges	P&C	A&H	NGHC	Reciprocal Exchanges
Total underwriting expenses	$569,012	$129,564	$698,576	$48,176	$419,645	$45,542	$465,187	$45,649
Less: Loss and loss adjustment expense	332,659	76,391	409,050	21,249	258,579	20,103	278,682	28,004
Less: Ceding commission income/(loss)	(2,264)	369	(1,895)	17,324	771	282	1,053	4,027
Less: Service and fee income	63,488	33,456	96,944	2,611	45,234	17,419	62,653	795
Operating expense	175,129	19,348	194,477	6,992	115,061	7,738	122,799	12,823
Net earned premium	$554,048	$100,872	$654,920	$35,168	$406,094	$31,175	$437,269	$41,896
Operating expense ratio (Non-GAAP)	31.6%	19.2%	29.7%	19.9%	28.3%	24.8%	28.1%	30.6%

Total underwriting expenses	$569,012	$129,564	$698,576	$48,176	$419,645	$45,542	$465,187	$45,649
Less: Loss and loss adjustment expense	332,659	76,391	409,050	21,249	258,579	20,103	278,682	28,004
Less: Ceding commission income/(loss)	(2,264)	369	(1,895)	17,324	771	282	1,053	4,027
Less: Service and fee income	63,488	33,456	96,944	2,611	45,234	17,419	62,653	795
Less: Non-cash impairment of goodwill	—	—	—	—	—	—	—	—
Less: Non-cash amortization of intangible assets	3,847	1,817	5,664	35	2,019	710	2,729	2,252
Operating expense before amortization and impairment	171,282	17,531	188,813	6,957	113,042	7,028	120,070	10,571
Net earned premium	$554,048	$100,872	$654,920	$35,168	$406,094	$31,175	$437,269	$41,896
Operating expense ratio before amortization and impairment (Non-GAAP)	30.9%	17.4%	28.8%	19.8%	27.8%	22.5%	27.5%	25.2%

Premiums by Business Line
$ in thousands
(Unaudited)

	Three Months Ended March 31,
	Gross Written Premium			Net Written Premium			Net Earned Premium
	2016	2015	Change	2016	2015	Change	2016	2015	Change
Property & Casualty
Personal Auto	$385,198	$339,334	13.5%	$335,326	$295,243	13.6%	$271,997	$267,531	1.7%
Homeowners	70,301	87,824	(20.0)%	65,876	70,390	(6.4)%	74,439	64,123	16.1%
RV/Packaged	39,603	37,550	5.5%	39,456	36,894	6.9%	37,519	35,976	4.3%
Commercial Auto	50,151	41,346	21.3%	44,993	37,993	18.4%	43,844	34,622	26.6%
Lender-placed insurance	111,997	—	NA	111,997	—	NA	122,806	—	NA
Other	4,087	4,397	(7.1)%	3,126	3,740	(16.4)%	3,443	3,842	(10.4)%
Property & Casualty Total	661,337	510,451	29.6%	600,774	444,260	35.2%	554,048	406,094	36.4%

Accident & Health	154,857	75,357	105.5%	143,813	67,128	114.2%	100,872	31,175	223.6%
Total National General	816,194	585,808	39.3%	744,587	511,388	45.6%	654,920	437,269	49.8%

Reciprocal Exchanges
Personal Auto	22,973	17,691	29.9%	12,025	16,606	(27.6)%	12,541	22,930	(45.3)%
Homeowners	43,614	41,613	4.8%	20,704	(36)	NA	20,986	17,716	18.5%
Other	1,735	1,933	(10.2)%	1,472	2,067	(28.8)%	1,641	1,250	31.3%
Reciprocal Exchanges Total	68,322	61,237	11.6%	34,201	18,637	83.5%	35,168	41,896	(16.1)%
Consolidated Total	$883,626	$643,455	37.3%	$778,788	$530,025	46.9%	$690,088	$479,165	44.0%

NOTE: Consolidated Total includes elimination of $(890) and $(3,590) within 2016 and 2015 Gross Written Premium, respectively.

Additional Disclosures

(1) References to operating earnings and basic and diluted operating EPS are Non-GAAP financial measures defined by the Company as net income and basic earnings per share excluding after-tax net realized investment gain or loss on securities, other than temporary impairment losses, foreign exchange gain or loss, equity in earnings or losses of unconsolidated subsidiaries (other than LSC Entities and Real Estate investment gains or losses), non-cash amortization of intangible assets, and non-cash impairment of goodwill. The Company believes operating earnings and basic and diluted operating EPS are more relevant measures of the Company’s profitability because operating earnings and basic and diluted operating EPS contain the components of net income upon which the Company’s management has the most influence and excludes factors outside management’s direct control and non-recurring items. Other companies may calculate these measures differently, and therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these Non-GAAP measures to the most directly comparable GAAP measure.
(2) Premiums and other receivables, net (NGHC) includes $27,974 and $62,304 from related parties at March 31, 2016 and December 31, 2015, respectively.
(3) Reinsurance recoverable on unpaid losses (NGHC) includes $37,412 and $42,774 from related parties at March 31, 2016 and December 31, 2015, respectively.
(4) Reinsurance payable (NGHC) includes $30,964 and $31,923 due to related party at March 31, 2016 and December 31, 2015, respectively.
(5) Accounts payable and accrued expenses (NGHC) includes $41,849 and $51,755 to related parties at March 31, 2016 and December 31, 2015, respectively.
(6) Notes payable (Reciprocal Exchanges) includes $0 and $45,476 owed to related party at March 31, 2016 and December 31, 2015, respectively.
(7) Common stock: $0.01 par value - authorized 150,000,000 shares, issued and outstanding 105,714,916 shares - March 31, 2016; authorized 150,000,000 shares, issued and outstanding 105,554,331 shares - December 31, 2015.
(8) Preferred stock: $0.01 par value, authorized 10,000,000 shares, issued and outstanding 2,365,000 shares, at March 31, 2016 and December 31, 2014.
(9) Loss and loss adjustment expense ratio is calculated by dividing loss and loss adjustment expenses by net earned premium.
(10) Operating expense ratio and combined ratio are considered non-GAAP financial measures under applicable SEC rules because a component of those ratios, operating expense, is calculated by offsetting acquisition and other underwriting costs and general and administrative expense by ceding commission income and service and fee income. Management uses operating expense ratio (non-GAAP) and combined ratio (non-GAAP) to evaluate financial performance against historical results and establish targets on a consolidated basis. The Company believes this presentation enhances the understanding of our results by eliminating what we believe are volatile and unusual events and presenting the ratios with what we believe are the underlying run rates of the business. Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by National General. Please see the Non-GAAP Financial Measures table within this release for the reconciliation of these Non-GAAP measures to the most directly comparable GAAP measure.
(11) Operating expense ratio (non-GAAP) is calculated by dividing operating expense by net earned premium. Operating expense consists of the sum of acquisition and other underwriting costs and general and administrative expense less ceding commission income and service and fee income.
(12) Combined ratio (non-GAAP) is calculated by adding the loss and loss adjustment expense ratio and the operating expense ratio (non-GAAP) together.
(13) Operating expense ratio (non-GAAP) before amortization and impairment is calculated by dividing the operating expense before amortization and impairment by net earned premium. Operating expense before amortization and impairment consists of the sum of acquisition and other underwriting costs and general and administrative expense less ceding commission income and service and fee income less non-cash amortization of intangible assets and non-cash impairment of goodwill.

Investor Contact
Dean Evans
Director of Investor Relations
Phone: 212-380-9462
Email: Dean.Evans@NGIC.com